CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated October 28, 2011, on the financial statements of the Morgan Dempsey Small/Micro Cap Value Fund, a series of Trust for Professional Managers, as of August 31, 2011, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Morgan Dempsey Small/Micro Cap Value Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
December 22, 2011

Registered with the Public Company Accounting Oversight Board